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                        AMENDMENT TO CONSULTANT AGREEMENT


      The parties to the February 1, 1996 Consultant Agreement, by and between the TABLE MOUNTAIN RANCHERIA and AMERICAN CASINO ENTERPRISES, INC. hereby amend said Agreement as follows:

      SECTION III. TERM OF AGREEMENT. Eliminate subsection B., Early Termination and Buy Out by Band.

      SECTION IV. COMPENSATION OF CONSULTANT. Amend the following subsections to read as follows:

      A. Base Consulting Fee. Consultant shall receive a Base Consulting Fee of Sixty Thousand Dollars ($60,000) per month. The Base Consulting Fee shall be paid to the Consultant by the fifth (5th) day of the following month.

      B. Additional Consulting Fee. In addition to the Base Consulting Fee, Consultant shall be paid an Additional Consulting Fee in any month in which the Net Revenue of the Enterprise (before the payment of any Consulting Fees) exceeds One Million Five Hundred Thousand Dollars ($1,500,000). The Additional Consulting Fee shall be:

      1. Sixty Thousand Dollars ($60,000) for Net Revenue above One Million Five Hundred Thousand Dollars (1,500,000) but less than Two Million Dollars ($2,000,000) for that month;

      2. Seventy Thousand Dollars ($70,000) for Net Revenue above Two Million Dollars ($2,000,000), but less than Two Million Five Hundred Thousand Dollars ($2,500,000) for that month;

      3. Seventy Thousand Dollars ($70,000) for Net Revenue above Two Million Five Hundred Thousand Dollars ($2,500,000) but less than Three Million Dollars ($3,000,000) for that month;

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      4. One Hundred Thousand Dollars ($100,000) for Net Revenue above Three
Million Dollars ($3,000,000), but less than Three Million Five Hundred Thousand Dollars ($3,500,000) for that month;

      5. Ninety Thousand Dollars ($90,000) for Net Revenue above Three Million Five Hundred Thousand Dollars ($3,500,000) but less than Three Million Seven Hundred Seventy Five Thousand Dollars ($3,775,000) for that month

      6. Fifty Thousand Dollars ($50,000) for Net Revenue above Three Million Seven Hundred Seventy Five Thousand Dollars ($3,775,000) but less than Four Million Dollars ($4,000,000) for that month;

      7. Fifty Thousand dollars ($50,000) for Net Revenue above Four Million Dollars ($4,000,000) but less than Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) for that month; and

      8. Fifty Thousand Dollars ($50,000) for Net Revenue above Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) but less than Four Million Five Hundred Thousand Dollars ($4,500,000) for that month.

      Any Additional Consulting Fee payable under this Amendment shall be paid to Consultant by the twentieth (20th) day of the following month.

EFFECTIVE DATE OF AMENDMENT. This Amendment shall be effective as of May 1, 1997. Dated this 26th day of June 1997.

TABLE MOUNTAIN RANCHERIA               AMERICAN CASINO ENTERPRISES, INC.

/S/ Vern Castro                        /S/ Ronald J. Tassinari
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By VERN CASTRO, Chairman               By RONALD J. TASSINARI, President

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